EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
October 29, 2009
4:00 pm ET

Operator:	Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corp. Third Quarter 2009 Earnings Conference Call and Webcast.

At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode.  We will open up the conference up into the investment community for question and answer following the presentation.

I will now turn the conference over to Valda Colbart, Investor Relations Officer.  Please go ahead, Valda.

Valda Colbart:
Good afternoon, everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our Website, www.rurbanfinancial.net until November 19, 2009.

Joining me today is Ken Joyce, Duane Sinn, Mark Klein, and Hank Thiemann.

Before we get started, I would like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.

And now for additional information:  Rurban and/or RDSI plan to make appropriate filings with the SEC concerning the contemplated spin-off and the merger transaction between RDSI and New Core Banking Systems.  Those filings will include a combined information statement to be delivered to Rurban shareholders in connection with the spin-off and a proxy statement to be delivered to the New Core shareholders in connection with the approval of the merger transaction by the New Core shareholders.

The combined information statement/proxy statement and other documents filed by Rurban and/or RDSI with the SEC will contain important information about Rurban, RDSI, New Core and the merger transaction.  We urge investors and New Core shareholders to read carefully the combined information statement/proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.

New Core shareholders, in particular, should read the combined information statement/proxy statement carefully before making a decision concerning the merger and transaction.

Investors and shareholders will be able to obtain a free copy of the combined information statement/proxy statement, along with other filings containing information about Rurban and RDSI at the SEC Web site at www.sec.gov.  Copies of the combined information statement/proxy statement and any filings with the SEC incorporated by reference in such documents can also be obtained free of charge by directing a request to Rurban Financial Corp., 401 Clinton Street, Defiance, Ohio 43512, Attention: Ms. Valda Colbart, Investor Relations Officer, telephone number 419-784-2759.

And I will now turn the call over to Ken Joyce, President and CEO of Rurban Financial Corp.  Ken…

Ken Joyce:	Well good afternoon and welcome to the third quarter 2009 webcast, and thank you for taking the time to better understand your company.

With me today is Mark Klein, President and CEO of The State Bank and Trust Company; Hank Thiemann, President of RDSI, and Duane Sinn, Chief Financial Officer of Rurban.

There is quite a bit to discuss this quarter so I will quickly move into those issues.  On October 22nd, we put out a special press release centered around the planned RDSI spin-off and the succession of events to be triggered by that change.  We also put out a press release yesterday detailing our earnings and discussing issues affecting those earnings, such as the associated expenses of the RDSI spin-off and the assessment of asset quality.

We’ll start with the first press release, which primarily focused on the spin-off and discuss its contents and meaning.  We previously presented the idea of accelerating the RDSI spin-off and we are moving forward with that intention.  We plan on submitting the necessary SEC filings in early November containing detailed disclosures regarding RDSI, New Core Banking Systems and the contemplated spin-off and merger, including historic pro formas, but obviously, no forward-looking financials.

We plan to spin-off RDSI in the first quarter of 2010 shortly after the SEC approval is effective and all other conditions have been satisfied.  We continue to plan on the acquisition of New Core Banking Systems immediately following with the RDSI spin-off, and the shareholders of New Core will be receiving a maximum of 31% of the combined entity.

The details of this merger and acquisition with New Core Banking Systems were contained in our press release dated April 27, 2009 and the accompanying 8K with the actual documentation of the merger.

There are a number of organizational changes that are part of the spin-off planning and we have been working on these succession-related issues on an ongoing basis.  Starting with the Holding Company, I will be transitioning out of Rurban over the course of 2010.  This transition will begin on January 1, 2010, as I move to Executive Vice Chairman through the end of March of that year to provide for an orderly transition.

From April 1st through year-end 2010, I will be available to Rurban on a consulting basis.  I will be moving to RDSI full time as CEO, a title I’ve held for the last 11 years.  During the fourth quarter of 2009, Hank Thiemann, RDSI President, will ret--- will be retiring after more than 10 years of faithful and productive service, holding many roles, including the last 2 years, as RDSI’s President.

Hank, I and the staff give you a personal and heart-felt thank you for your contribution to Rurban over the years.

Hank Thiemann:
Ken, thank you very much.  Just a quick moment just to say thanks to everyone in the Rurban organization, and to you, Ken, for many opportunities and many challenges and my best wishes to everyone here.  Thank you.

Ken Joyce:	Well, it’s been a good ride. It’s been fun. I wish you luck in retirement.

My transition makes way for Mark Klein to assume the role of President and CEO of Rurban, as well as President and CEO of The State Bank and Trust Company.  Rurban will continue as a single bank Holding Company with The State Bank and Trust Company as its primary business unit.

Mark has very effectively led the bank for nearly four years and the Board of Directors of Rurban, after careful consideration, have appointed Mark Klein as my successor and he will assume this additional role effective on January 1, 2010.

Another part of this transition is the naming of Duane Sinn as the Chief Financial Officer for RDSI following its spin-off.  Duane has been with Rurban in various roles for 20 years and has served as Rurban’s CFO for the past three years.  We are in the process of searching for a CFO for Rurban and The Bank, but fortunately, Duane will be close by to aid in that transition.

I will now turn this webcast over to Mark Klein, President and CEO of The State Bank and Trust Company.  Mark will give you specifics on our banking progress, strategic implementation, and our tactical efforts to grow the banking franchise and increase profitability.  Mark…

Mark Klein:
Thank you, Ken, and good afternoon.  Our net income for the Banking Segment for the quarter was $712,000, down $336,000, or 32.1% decrease from the $1.05 million net income reported for the length quarter.  This also represents a decrease of $521,000 from the prior year, same period net income of $1.23 million.

Year-to-date, net income for 2009 was $2.62 million compared to the year-to-date 2008 net income of $3.37 million, or a reduction of $475,000, or 22.1%.  The year-over-year decline was a result, in part, of additional loan loss provision and limited loan growth.  Offsetting these negative impacts were, in part, the residential loan sale gains, an improved net interest margin, strong referral results, retail banking expansion and operating efficiency measures.

While we have expanded our asset quality department over the past two years, and it’s continually concentrated on prudent underwriting, we’ve been unable to avoid the systemic economic slowdown and the resulting stress on the consumer, as well as income producing real-estate.

Past due loans at quarter end were 2.05% of total loans; however, 79.4% of those past dues loans is represented by loans in non-accrual status.  Stress in the loan portfolio led us to increase our specific reserves on impaired loans to $2.02 million at the end of the second quarter.  Including these specific reserves due to several large credits, we have added $900,000 this quarter to the provision, bringing our year-to-date provision to $2.2 million, representing a year-over-year increase of $1.63 million.  We continue to proactively identify opportunities to either exit stress credits or improving our positioning.

As with prior quarters, non-interest income continues to be a bright spot in our operation.  While the refin--- the refinancing phase experience in the first half of the year has slowed, we still managed to close $36.3 million in sold residential real estate loan volume for the quarter.  Likewise, we have managed to close a total of $170.7 million year to date in saleable residential real estate loans compared to $30.8 million for the same period last year, or a $139.9 million increase.

Residential real estate fee income mirrors our production, as well.  Year-to-date total residential fee income stands at $1.27 million compared to $229,000 for the same period last year.  Additionally, we continue to develop strategies to claim a larger market share, not only in the Northwest Ohio, Northeast Indiana, and Central Ohio, but in Angola, Indiana, as well, which as of September, is the newest location of a residential production office.

Progressively larger residential production and resulting gains, coupled with our growing servicing portfolio is supporting our quest to build non-interest income.  With aggressive management of our funds cost, supported with the expansion of lower cost core deposits, we have been able to maintain and expand our net interest margin.

At quarter-end, it stood at 4.06%, up from 4.04% from the length quarter and up 22 basis points from the 3.84% reported for the same quarter last year.  We continue to identify opportunities to move to a more asset-sensitive balance sheet through a concentration of acquiring a shorter duration assets while lengthening funding duration.

As I’ve reported for the last 3 years, we continue to uncover opportunities to work interdependently to referrals.  Total referrals for 2008 numbered 1,331 with 397 closed.  For the first three quarters of 2009 we have logged 1,771 referrals with 759 closed.  These referrals represent over $54.7 million loans, $3.4 million in deposits and $1.8 million in trust assets, working together to gain a larger share of the client’s wallet is paying dividends.

We continue to experience positive trends in our retail delivery channels with our electronic banking services.  Proactive cross-selling has propelled our electronic banking users from 20,268 as of last quarter to 21,280 this quarter for an increase of 5%.  Likewise, for the same period, total electronic banking transactions increased 185,100 per month to 194,600 per month for a 5.13% increase.  Providing the impetus for this improvement is our aggressive positioning on acquiring low cost demand deposit accounts, a strategy which we began the first quarter of 2007.

With rising loan-related expenses and limited revenue enhancements in a contracting economy, we continue to identify more cost savings.  In addition to the impending spin-off of RDSI and the simplification of our corporate structure that will reveal savings, we are reorganizing our bank sales and service processes to allow for even more efficiency improvements.

Jon Gathman, our Senior Lender, will be focusing solely on our credit function to further strengthen this critical barrier.  And Steve Grube absorbs the leadership role in our company-wide sales and business development efforts.  Each individual is uniquely qualified to deliver improvements in their respective areas.

Also in response to continual improvements and success with our electronic banking delivery channels as I outlined previously, exacerbated by global changing client preferences, we’re consolidating one of our smaller offices in Lima, Ohio on Elida Road into our Market Street office as of January 2010.  This will provide not only needed efficiencies, but a more forcused - focused approach to client segmentation and related strategies.  We continue to drive our operation closer to our strategic goal of a 65% efficiency ratio, or less.

As Ken discussed briefly, we have been positioning our banking segment to begin operating as a stand-alone commercial bank for the past three years.  We have expanded our markets in the rural county seats like Bryan, Ohio and more densely populated urban areas like Toledo, Ohio and Columbus, Ohio and Fort Wayne, Indiana.  We have acquired the right leaders to grow these markets.  We have improved our product offerings and our service levels and have developed the right sales culture to enable us to optimize our potential, while driving market share improvement.

Clearly, our vision of becoming a high performance financial institution is within reach given continued economic improvement.  While we are certainly not content with our third quarter performance, we remain optimistic in a number of areas and eagerly await an improving economy, and with it, enhanced performance.

Ken, back to you.

Ken Joyce:	All right, well, thank you, Mark, and congratulations on your continuing progress in the banking segment despite the economic headwinds. That’s a very, very difficult and challenging environment.

I’ll make a few comments here relatively to RDSI before passing the webcast over to Duane Sinn for some expanded financial information.  RDSI and the New Core staff have been very busy and very productive over the past quarter.  There is a significant amount of information, so I will focus on some RDSI highlights here.

Through an 8K, we announced on August 3rd that we settled the lawsuit with Fiserv over the dispute from their announced termination of our ITI licensing for processing our client banks.  We mutually agreed that the licensing would continue through the end of 2010.  RDSI is working to contract as many of RDSI’s clients banks as possible and convert them to the New Core Banking Systems’ Single Source™ software.

In our effort to re-contract our client banks, we have completed six regional presentations of the Single Source™ core processing software.  Following these presentations we have conducted 49 on-site presentations of Single Source™ at client banks.  As a result of these and other efforts, we believe that we are in the middle of the largest launch of a new core banking system (and that’s lower case, core banking system), in at least the last 15 to 20 years.

We, RDSI, and our partner, New Core Banking Systems, have one bank currently operating the Single Source™ system, are in the process of converting The State Bank and Trust Company within the fourth quarter.  We have three additional banks under contract, and today, we have nine, or rather ten letters of intent, (one just came in recently), Letters of Intent from RDSI’s client banks to convert to Single Source™.

We expect most of our client banks to wait to view the successful conversion of The State Bank and Trust before committing to the Single Source™ system, so that they can be certain that it meets their processing and strategic needs.  I could clearly spend much more time on the RDSI story, but time is limited in this webcast.  We expect to be ver --- a very successful launch and the end result to be the release of the inherent value of RDSI to our shareholders over the next few years.

I’ll now turn the webcast over to Duane Sinn, Rurban’s Chief Financial Officer, who will discuss the financial information of our two business segments in greater detail and give you some additional color on some key financial areas.  Duane…

Duane Sinn:
Thank you, Ken, and good afternoon.  The third quarter continued to be difficult for the Banking Segment as we saw continuation of high unemployment and weaker economic activity in our markets.  We do anticipate more stabilization within our banking segments as the general economy continues to improve.

Other segs --- other segments of our bank that we continue to focus on include the aggressive management of our net interest margin, which remains above 4%, improving our mort --- mortgage banking operations, focusing on fee income opportunities with FSA, USDA and SBA lending, and we must find operating expense reductions.  Credit quality continues to be the key component for our banking segments.  I will start my comments with the discussion of asset quality.

In general for the quarter, we continue to take a larger loan loss provision to replace the balances within the allowance due to charge-offs.  Our loan loss provision expense totaled $898,000, up slightly from the $799,000 in the second quarter of 2009, and up from the $146,000 reported in the third quarter of 2008.  Our Allowance for Loan Loss totaled $5.9 million, or 1.32% of total loans at September 30, 2009 compared to $5.9, or 1.33% of loans on June 30, 2009.

Net charge-offs for the first nine months of 2009 totaled $1.3 million, or annualized 38 basis points of average loans.  Approximately $405,000 of the $837,000 in charge-offs during the quarter were attributal --- were attributable to one specific credit.  The remaining charge-offs were due to several smaller relationships.

Management continues the process for analyzing the loan portfolio has made decisions --- decisions to continue to allocate additional resources to work on past due and non-performing loans to determine aggressive action, that we believe, will continue to mitigate losses.  During 2009, the company has modified nine residential mortgage loans.

Some background on the mix of credits within the $9.6 million of non-performing loans is as follows:  $1.7, or 18% are Commercial C&I loans; $3.5, or 37% are Commercial Real Estate loans; $3.9, or 40% are Residential Real Estate loans; and approximately $490,000, or 4, 5% are Consumer related loans.

A bit of encouraging news, as mentioned in our press release, is that we have experienced a reduction in delinquencies for eight straight months, as the ratio declined to 2.05% at quarter-end.  Also, our loan balances and troubled debt restructured credits remained flat at $6.9 million compared to the previous quarter.

We believe our loan portfolio continues to be well-positioned with good diversification, very limited exposure to the real estate development and large office buildings, and are well-underwritten with companies that have a solid equity position and personal guarantees.

Transitioning to the balance sheet: Total assets at September 30, 2009 were $673.7 million, an increase from the $661.5 million reported at June 30, 2009.  Loans increased $7.2 million, or 6.5% --- 6.5% on an annualized basis during the third quarter of 2009.  Our loan growth continues to be generated from lending to small commercial businesses within our larger markets, as commercial loans grew by $9 million in the third quarter.  Our short term focus continues to be on variable rate credits that will continue to enhance our asset sensitivity.

We continue to see balan --- we continue to see deposit balances increase during the quarter as total deposits increased by $19.3 million.  Core transaction accounts increased by $14.5 million.  This is attributable to our sales process that Mark has discussed with you over the past couple of years.  We are benefiting from the cross-selling to our current customers and attracting new deposit customer relationships.  Also benefiting deposit balances is customer behavior, which includes a flight to the safety of the FDIC insurance and the continual building of savings balances.  Our ability to increase balances and core transaction accounts continues to be the primary driver of our continued net interest margin improvement.

I will now spend a few minutes on the income statement and give details on the one-time items announced in our earnings release.  Net income for the third quarter was $160,000, or $0.03 cents per diluted share, compared to $1.42 million, or $0.29 cents per diluted share for the same quarter in 2008.  Items that impacted the third quarter include a loan loss provision of $898,000, legal fees of $155,000 associated with the anticipated spin-off of RDSI, accelerated amortization of the ITI software, which totaled $360,000, and a $335,000 increase in operating expenses at RDSI associated with the increased staffing and related cost for the conversion of clients to the Single Source™ system.

Providing some additional details of these overhead charges, the legal fees are directly associated with appropriation of the SEC document that is being drafted for the RDSI spin-off and the legal --- and the legal expenses associated with the lawsuit and settlement with Fiserv.

The SEC document is very labor intense --- intensive and will contain disclosures regarding both the spin-off of RDSI and the merger with New Core Banking Systems.  The accelerated amortization is related to an accounting change in estimate of the useful life of the ITI software that remains on RDSI’s books.

On July 28, 2009, RDSI entered into an Agreement with Fiserv to determine the use of the ITI software effective December 31, 2010.  As a result of this Agreement, RDSI has tested this long-lived asset for impairment.  The test results illustrate that the at --- that the asset is currently not impaired, however due to the change in its useful life, the amortization has been significantly accel --- accelerated.  RDSI will continue to test this asset for impairment on a quarterly basis and write-down this asset if necessary.

Although there is an impact to the income statement as a result of the accelerated amortization, there is no impact to cash flows.  The additional cost of $335,000 at RDSI is a direct result of hiring ten full-time equivalent employees that are focused on upcoming Single Source™ conversions.  RDSI has built four conversion teams with six people in anticipation of deploying the conversion process in the fourth quarter of 2009.

At this time, I’ll turn the discussion back over to Ken to provide closing comments and observations.  Ken…

Ken Joyce:
All right.  Well, thank you, Duane.  As a reminder, Rurban’s Board approved a quarterly dividend of $0.09 cents that would be payable on November the 20th to shareholders of record as of November the 6th.

Valda, I’m turning this webcast back to you to determine if we have any questions from our investment community.

Valda Colbart:
Thank you, Ken.  It’s now time for the question and answer session.  If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.  If you have a question, we would like you to press star 1 on your telephone.  That’s star 1 if you have a question.  And if for some reason, someone asked the question you would like to and you need to withdraw your question, press star 2.

So again, if you have a question, please press star 1 on your telephone and we will take the questions in the order they are received.  We’ll stand by for just a few moments.

While we are waiting, I will remind everyone that today’s webcast will be on our Website homepage at www.rurbanfinancial.net until November the 19th.  And again, as Ken said, we did have a dividend that the Board of Directors have agreed to pay to shareholders of record on November 6th, payable on November 20th of $0.09 cents per share.

OK, Ken, there aren’t any questions in the queue.  So I’ll turn the call back to you.

Ken Joyce:	All right, well, thank you very much, Valda. And we appreciate everyone out there taking the time to listen to this important update. So goodbye for now and take care.

END